UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 8, 2006

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

211 Mount Airy Road
Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

Amendment to Credit Facility

On September 8, 2006, Avaya Inc. (the “Company”), Avaya International Sales Limited, an indirect subsidiary of the Company (“AISL”), certain of the banks, financial institutions and other institutional lenders (the “Lenders”) party to the Credit Agreement, dated as of February 23, 2005 (the “Credit Facility”), and Citicorp USA, Inc., as agent for the Lenders, entered into Amendment No. 3 to the Credit Facility (“Amendment No. 3”).

The Credit Facility previously limited the Company’s ability to make dividend payments or distributions or to repurchase, redeem or otherwise acquire shares of its common stock to an amount not to exceed 50% of consolidated net income of the Company for the fiscal year immediately preceding the fiscal year in which such dividend, purchase, redemption, retirement or acquisition is paid or made.   Amendment No. 3 provides that the Company may use an additional $500,000,000 during the period from October 1, 2006 through September 30, 2008 for such activities.  The Credit Facility prior to Amendment No. 3 gave the Company sufficient flexibility in order to make share repurchases under the share repurchase plan authorized by its Board of Directors on April 19, 2005, which permitted the Company to use up to $500 million of cash to repurchase shares of its outstanding common stock through April 2007.   Amendment No. 3 provides the Company with additional flexibility to make share repurchases in the future should the Company’s Board authorize further share repurchases.

Amendment No. 3 is attached hereto as Exhibit 10.1.  From time to time, certain of the Lenders provide customary commercial and investment banking services to the Company.

Item 9.01. Financial Statements and Exhibits.

(c)            Exhibits.

10.1      Amendment No. 3 dated as of September 8, 2006 to Credit Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: September 8, 2006	By:	/s/ Garry K. McGuire
		Name:	Garry K. McGuire
		Title:	Chief Financial Officer and Senior Vice President, Corporate Development

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Amendment No. 3 dated as of September 8, 2006 to Credit Facility